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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
        Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                         Commission File Number 033-87730


                                ADCO Technologies Inc.
               -----------------------------------------------------
               (Exact name of registrant as specified in its charter)


          4401 Page Avenue, Michigan Center, Michigan 49254, (517) 764-0334
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Common Stock $.01 par value
                 --------------------------------------------------------
                 (Title of each class of securities covered by this Form)


                                     None
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    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


   Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [X]     Rule 12h-3(b)(1)(ii)    [ ]
            Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(2)(i)     [ ]
             Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(ii)    [ ]
            Rule 12g-4(a)(2)(ii)  [ ]               Rule 15d-6    [ ]
             Rule 12h-3(b)(1)(i)  [X]

Approximate number of holders of record as of the certification or notice date:

      0
_____________

     Pursuant to the requirements of the Securities Exchange Act of 1934 ADCO Technologies Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 19, 1996            ASTOR CORPORATION*


                                    By: /s/ JOHN F. GOTTSHALL
                                        -------------------------------------
                                        John F. Gottshall, Vice President and
                                        Chief Financial Officer

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* The suspension of the reporting obligations of ADCO Technologies Inc.
  results from its merger with and into Astor Corporation. Astor Corporation is filing this Certification as the surviving, successor issuer.